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             [LETTERHEAD OF CHRISMAN BYNUM & JOHNSON APPEARS HERE]


                                                                    Exhibit 5.1

June 12, 1997


Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, CO 80302

Gentlemen:

We have acted as counsel to Coyote Sports, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") covering registration under the Securities Act of 1933 of 1,322,500 shares of the Company's Common Stock, $.001 par value and 1,322,500, Redeemable Class A Common Stock Purchase Warrants including the over-allotment option (collectively "Securities".) As such, we have examined the Registration Statement, the Company's Amended and restated Articles of Incorporation, its Bylaws, and minutes of meetings of its Board of Directors.

Based upon the foregoing, and assuming that the Securities will be sold according to the Registration Statement at a time when effective, we are of the opinion that, upon issuance of the Securities according to the Registration Statement and receipt of the consideration to be paid for the Securities, the Securities will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Very truly yours,

CHRISMAN, BYNUM & JOHNSON, P.C.

/s/ Laurie P. Glasscock, Esq.

Laurie P. Glasscock, Esq.


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